                                                                  EXHIBIT (b)(1)

                                                                  EXECUTION COPY

                                         November  10, 2000



                               FedEx Corporation
                               -----------------
                          Acquisition Credit Facility
                          ---------------------------
                               Commitment Letter
                               -----------------

FedEx Corporation
942 South Shady Grove Road
Memphis, TN  38120

Attention:  Charles M. Buchas, Jr.
Ladies and Gentlemen:

          You (the "Borrower") have advised Chase Securities Inc. ("CSI") and
                    --------                                        ---
The Chase Manhattan Bank ("Chase") that, pursuant to a merger agreement (the
                           -----
"Merger Agreement"), you intend to acquire all of the outstanding capital stock
-----------------
of the company identified to Chase and CSI (the "Target") for consideration
                                                 ------
(including refinancing of indebtedness) consisting of approximately $750,000,000 in cash and $500,000,000 in shares of your common stock (the "Acquisition"). In
                                                              -----------
order to finance the cash consideration for the Acquisition, you have requested that CSI agree to structure, arrange and syndicate a revolving credit facility in an aggregate amount of up to $750,000,000 (the "Facility"), and that Chase
                                                   --------
commit to provide the entire principal amount of the Facility and to serve as administrative agent for the Facility.

          CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and book manager for the Facility.

          Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment
                                                                    ----------
Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A
------
(the "Term Sheet").
      ----------

          It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor, lead arranger and book manager (in such capacity, the "Arranger"), for the
                                                       --------
Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation

(other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

          We intend to syndicate the Facility to a group of financial institutions (together with Chase, the "Lenders") identified by us in
                                        -------
cooperation and active consultation with you. CSI intends to commence syndication efforts promptly, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

          As the Arranger, CSI, in cooperation and active consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, CSI will have no responsibility other than to arrange the syndication. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower, the Acquisition and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with
                  -----------
the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information")
                                                                   -----------
that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time of preparation thereof. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").
                                                   ----------

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its subsidiaries, taken as a whole after taking into account the acquisition of Target, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Acquisition or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (d) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than issuances of commercial paper) by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before December 22, 2000 of definitive documentation with respect to the Facility satisfactory to Chase and its counsel, (f) no material change in the terms and structure of the Acquisition from that set forth in the Merger Agreement, and (g) the other conditions set forth or referred to in the Term Sheet and the Fee Letter. The terms and conditions of Chase's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

          You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses,
                  ------------------
claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the Acquisition, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified
           --------
person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and
(b) to reimburse Chase, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility.

          You acknowledge that Chase and its affiliates (the term "Chase" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Chase will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Chase of services for other companies, and Chase will not disclose or furnish any such information to other companies. You also acknowledge that Chase has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

          This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) upon execution, this Commitment Letter and the Term Sheet (but not the Fee Letter) may be disclosed to the Target and its officers, agents and advisors who are directly involved in the consideration of this matter, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on November 15, 2000. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

          Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.


                              Very truly yours,


                              THE CHASE MANHATTAN BANK

                              By:  /s/ D. Reid Morgan
                                 ---------------------------
                              Name:  D. Reid Morgan
                              Title: Managing Director


                              CHASE SECURITIES INC.

                              By: /s/ Mark S. Allinson
                                 ---------------------------
                              Name:  Mark S. Allinson
                              Title: Managing Director


Accepted and agreed to
as of the date first
written above by:


FEDEX CORPORATION

By: /s/ Charles M. Buchas, Jr.
   ---------------------------
Name:  Charles M. Buchas, Jr.
Title: Corporate Vice President & Treasurer

                                                                       Exhibit A
                               FEDEX CORPORATION
                          ACQUISITION CREDIT FACILITY
                        Summary of Terms and Conditions

                               November 10, 2000

                             ____________________

I.  Parties
-----------
Borrower:                                 FedEx Corporation (the "Borrower").

Guarantors:                               Federal Express Corporation, FedEx Ground Package
                                          System, Inc., Viking Freight, Inc., FedEx Custom
                                          Critical, Inc., any other subsidiary of the Borrower
                                          which is a guarantor of the Existing Credit Agreement
                                          and, effective upon completion of the merger of
                                          Target with a subsidiary of Borrower, Target.
Advisor, Lead Arranger and Book Manager:  Chase Securities Inc. (in such capacity, the
                                          "Arranger").
Administrative Agent:                     The Chase Manhattan Bank ("Chase" and, in such
                                          capacity, the "Administrative Agent").
Syndication Agent:                        ______________________

Documentation Agent:                      ______________________

Lenders:                                  A syndicate of banks, financial institutions and
                                          other entities, including Chase, arranged by the
                                          Arranger (collectively, the "Lenders").
II.  Facility
-------------
Type and Amount of Facility:              364-day revolving credit facility (the "Facility") in
                                          the amount of $750,000,000 (the loans thereunder, the
                                          "Loans").

Availability:                             The Facility shall be available on a revolving basis
                                          during the period commencing on the Closing Date and
                                          ending on the date which is 364 days thereafter (the
                                          "Termination Date").

Term-Out Option:                          The Borrower may, at its option, elect to convert any
                                          Loans outstanding on the Termination Date into term


                                          loans, which shall be due and payable on the first
                                          anniversary of the Termination Date.

Maturity:                                 The Termination Date, subject to the Term-Out Option.

Purpose:                                  The proceeds of the Loans shall be used to finance
                                          the Acquisition, including refinancing of Target
                                          indebtedness, to provide back-up for commercial paper
                                          issued by the Borrower and for other general
                                          corporate purposes.
III.  Certain Payment Provisions
--------------------------------
Fees and Interest Rates:                  As set forth on Annex I.

Optional Prepayments and                  Loans may be prepaid and commitments may be reduced
Commitment Reductions:                    by the Borrower in minimum amounts to be agreed upon.

IV.  Certain Conditions
-----------------------
Initial Conditions:                       The availability of the Facility shall be conditioned
                                          upon satisfaction of, among other things, the
                                          following conditions precedent (the date upon which
                                          all such conditions precedent shall be satisfied, the
                                          "Closing Date") on or before December 22, 2000:

                                          (a)  The Borrower shall have executed and delivered
                                          satisfactory definitive financing documentation with
                                          respect to the Facility (the "Credit Documentation").

                                          (b)  The tender offer portion of the Acquisition
                                          shall be concurrently consummated on terms set forth
                                          in the Merger Agreement or other terms and conditions
                                          reasonably satisfactory to the Lenders.

                                          (c)  The Lenders, the Administrative Agent and the
                                          Arranger shall have received all fees required to be
                                          paid, and all expenses for which invoices have been
                                          presented, on or before the Closing Date.

                                          (d)  All governmental and third party approvals
                                          necessary in connection with the Acquisition and the
                                          financing contemplated hereby shall have been
                                          obtained and be in full force and effect.  All Loans
                                          made by the Lenders under the Facility shall be in
                                          full compliance with all applicable requirements of
                                          law,


                                          and, upon the request of the Administrative
                                          Agent or any Lender, the Borrower will furnish to the
                                          Administrative Agent and each Lender a properly
                                          completed and duly executed Form FR U-1 or, if
                                          applicable, Form FR G-3.

                                          (e)  The Lenders shall have received (i) satisfactory
                                          audited consolidated financial statements of the
                                          Borrower for the two most recent fiscal years ended
                                          prior to the Closing Date as to which such financial
                                          statements are available and (ii) satisfactory
                                          unaudited interim consolidated financial statements
                                          of the Borrower for each quarterly period ended
                                          subsequent to the date of the latest financial
                                          statements delivered pursuant to clause (i) of this
                                          paragraph as to which such financial statements are
                                          available.

                                          (f)  The Lenders shall have received such legal
                                          opinions, documents and other instruments as are
                                          customary for transactions of this type or as they
                                          may reasonably request.

On-Going Conditions:                      The making of each extension of credit shall be
                                          conditioned upon (a) the accuracy of all
                                          representations and warranties in the Credit
                                          Documentation (including, without limitation, the
                                          litigation representation) and (b) there being no
                                          default or event of default under the Facility in
                                          existence at the time of, or after giving effect to
                                          the making of, such extension of credit.  As used
                                          herein and in the Credit Documentation a "material
                                          adverse change" shall mean any event, development or
                                          circumstance that has had a material adverse effect
                                          on (a) the business, property, condition (financial
                                          or otherwise), results of operations or prospects of
                                          the Borrower and its subsidiaries taken as a whole,
                                          or (b) the validity or enforceability of any of the
                                          Credit Documentation or the rights and remedies of
                                          the Administrative Agent and the Lenders thereunder.
V.  Certain Documentation Matters
---------------------------------
                                          The Credit Documentation shall contain
                                          representations, warranties, covenants, events of
                                          default and other provisions substantially similar to
                                          those contained in the Credit Agreement, dated as of


                                          January 15, 1998, as amended (the "Existing Credit
                                          Agreement"), including, without limitation:

Representations and                       Corporate existence and standing; authorization and
Warranties:                               validity; no conflict; government consent; financial
                                          statements; taxes; litigation and contingent
                                          obligations; subsidiaries; ERISA; accuracy of
                                          information; Regulation U; material agreements;
                                          compliance with laws; existing liens; Investment
                                          Company Act; citizenship; status as air carrier; pari
                                          passu; and material adverse effect.

Affirmative Covenants:                    Financial reporting; use of proceeds; notices of
                                          default; conduct of business; citizenship and
                                          regulatory certificates; payment of taxes; insurance;
                                          compliance with laws; maintenance of properties;
                                          inspection; and guaranties.

Financial Covenants:                      Minimum fixed charge coverage and maximum leverage.

Negative Covenants:                       Dividend declarations; restricted investments; merger
                                          and consolidation; sales of assets; loans, advances
                                          and investments; contingent liabilities; liens; and
                                          certain obligations respecting subsidiaries.

Events of Default:                        Breach in any material respect of representation or
                                          warranty; failure to pay; breach of certain
                                          covenants; cross-default; voluntary or involuntary
                                          bankruptcy; judgments; certain ERISA events; seizure;
                                          environmental matters; invalidity of loan documents;
                                          and change of control.  Events of default shall be
                                          subject to customary grace or cure periods.

Voting:                                   Amendments and waivers with respect to the Credit
                                          Documentation shall require the approval of Lenders
                                          holding not less than 51% of the aggregate amount of
                                          the Loans and unused commitments under the Facility,
                                          except that (a) the consent of each Lender affected
                                          thereby shall be required with respect to (i)
                                          reductions in the amount or extensions of the
                                          scheduled date of final maturity of any Loan (other
                                          than pursuant to the Term-Out Option), (ii)
                                          reductions in the rate of interest or any fee or
                                          extensions of any due date thereof and (iii)
                                          increases in the amount or extensions of the expiry
                                          date of any Lender's commitment and (b) the consent
                                          of 100% of the


                                          Lenders shall be required with respect
                                          to modifications to any of the voting percentages.

Assignments                               The Lenders shall be permitted to assign and sell
and Participations:                       participations in their Loans and commitments,
                                          subject, in the case of assignments (other than to
                                          another Lender or to an affiliate of a Lender), to
                                          the consent of the Administrative Agent and the
                                          Borrower (which consent in each case shall not be
                                          unreasonably withheld).  In the case of partial
                                          assignments (other than to another Lender or to an
                                          affiliate of a Lender), the minimum assignment amount
                                          shall be $5,000,000, and, after giving effect
                                          thereto, the assigning Lender shall have commitments
                                          and Loans aggregating at least $5,000,000, in each
                                          case unless otherwise agreed by the Borrower and the
                                          Administrative Agent.  Participants shall have the
                                          same benefits as the Lenders with respect to yield
                                          protection and increased cost provisions.  Voting
                                          rights of participants shall be limited to those
                                          matters with respect to which the affirmative vote of
                                          the Lender from which it purchased its participation
                                          would be required as described under "Voting" above.
                                          Pledges of Loans in accordance with applicable law
                                          shall be permitted without restriction.  Promissory
                                          notes shall be issued under the Facility only upon
                                          request.

Yield Protection:                         The Credit Documentation shall contain customary
                                          provisions (a) protecting the Lenders against
                                          increased costs or loss of yield resulting from
                                          changes in reserve, tax, capital adequacy and other
                                          requirements of law and from the imposition of or
                                          changes in withholding or other taxes and (b)
                                          indemnifying the Lenders for "breakage costs"
                                          incurred in connection with, among other things, any
                                          prepayment of a Eurodollar Loan (as defined in Annex
                                          I) on a day other than the last day of an interest
                                          period with respect thereto.
Expenses and
Indemnification:                          The Borrower shall pay (a) all reasonable
                                          out-of-pocket expenses of the Administrative Agent
                                          and the Arranger associated with the syndication of
                                          the Facility and the preparation, execution, delivery
                                          and administration of the Credit Documentation and
                                          any amendment or waiver with respect thereto
                                          (including


                                          the reasonable fees, disbursements and
                                          other charges of counsel) and (b) all out-of-pocket
                                          expenses of the Administrative Agent (including the
                                          fees, disbursements and other charges of counsel) in
                                          connection with the enforcement of the Credit
                                          Documentation.

                                          The Administrative Agent, the Arranger and the
                                          Lenders (and their affiliates and their respective
                                          officers, directors, employees, advisors and agents)
                                          will have no liability for, and will be indemnified
                                          and held harmless against, any loss, liability, cost
                                          or expense incurred in respect of the financing
                                          contemplated hereby or the use or the proposed use of
                                          proceeds thereof (except to the extent resulting from
                                          the gross negligence or willful misconduct of the
                                          indemnified party).


Governing Law and Forum:                  State of New York.

Counsel to the                            Simpson Thacher & Bartlett.
Administrative Agent
and the Arranger:

                                                                         Annex I

                           Interest and Certain Fees
                           -------------------------

Interest Rate Options:                    The Borrower may elect that the Loans comprising each
                                          borrowing bear interest at a rate per annum equal to:

                                              the ABR plus the Applicable Margin; or

                                              the Adjusted LIBO Rate plus the Applicable Margin.

                                          As used herein:

                                          "ABR" means the highest of (i) the rate of interest
                                          publicly announced by Chase as its prime rate in effect
                                          at its principal office in New York City (the "Prime
                                          Rate") and (ii) the federal funds effective rate from
                                          time to time plus 0.5%.

                                          "Adjusted LIBO Rate" means the LIBO Rate, as adjusted for
                                          statutory reserve requirements for eurocurrency
                                          liabilities.

                                          "Applicable Margin" means the margins determined in
                                          accordance with the Pricing Grid attached as Annex I-A.

                                          "LIBO Rate" means the rate at which eurodollar deposits
                                          in the London interbank market for one, two, three or six
                                          months (as selected by the Borrower) are quoted on the
                                          Telerate screen.

Interest Payment Dates:                   In the case of Loans bearing interest based upon the ABR
                                          ("ABR Loans"), quarterly in arrears.

                                          In the case of Loans bearing interest based upon the
                                          Adjusted LIBO Rate ("Eurodollar Loans"), on the last day
                                          of each relevant interest period and, in the case of any
                                          interest period longer than three months, on each
                                          successive date three months after the first day of such
                                          interest period.

Utilization Fee:                          At any time when the utilization of the Facility is
                                          greater than 25%, the Borrower shall pay a utilization
                                          fee of 0.125% on the outstanding Loans, payable quarterly
                                          in arrears.

                                                                               2

Facility Fees:                            The Borrower shall pay a facility fee calculated at a
                                          rate per annum calculated in accordance with the Pricing
                                          Grid attached as Annex I-A on the average daily amount of
                                          the Facility (whether used or unused), payable quarterly
                                          in arrears.

Default Rate:                             At any time when the Borrower is in default in the
                                          payment of any amount of principal due under the
                                          Facility, such amount shall bear interest at 2% above the
                                          rate otherwise applicable thereto.  Overdue interest,
                                          fees and other amounts shall bear interest at 2% above
                                          the rate applicable to ABR Loans.

Rate and Fee Basis:                       All per annum rates shall be calculated on the basis of a
                                          year of 360 days (or 365/366 days, in the case of ABR
                                          Loans the interest rate payable on which is then based on
                                          the Prime Rate) for actual days elapsed.

                                                                       Annex I-A



             Level                       Applicable Margin           Applicable Facility Fee Percentage
-------------------------------------------------------------------------------------------------------
               I                                .300%                                 .075%
-------------------------------------------------------------------------------------------------------
              II                                .400%                                 .100%
-------------------------------------------------------------------------------------------------------
              III                               .500%                                 .125%
-------------------------------------------------------------------------------------------------------
              IV                                .700%                                 .175%
-------------------------------------------------------------------------------------------------------
               V                                1.15%                                 .225%
-------------------------------------------------------------------------------------------------------

Level I: A rating equal to or better than A- from Standard & Poor's Ratings Group ("S&P") or A3 from Moody's
                                                       ---
                              Investors Service, Inc. ("Moody's").
                                                        -------

Level II:                     A rating equal to or better than BBB+ from S&P or
                              Baa1 from Moody's, but less than a rating that would place the Borrower at Level I.

Level III:                    A rating equal to or better than BBB from S&P or
                              Baa2 from Moody's, but less than a rating that would place the Borrower at Level I or Level II.


Level IV:                     A rating equal to or better than BBB- from S&P or
                              Baa3 from Moody's, but less than a rating that would place the Borrower at Level I, II or III.

Level V:                      Ratings lower than BbB- from S&P and Baa3 from
                              Moody's.